                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 Tandy Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            *** Preliminary Copy ***


                            [TANDY RADIOSHACK LOGO]

                                TANDY CORPORATION
                       100 THROCKMORTON STREET, SUITE 1800
                             FORT WORTH, TEXAS 76102
                                 MARCH 30, 2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             THURSDAY, MAY 18, 2000
                                    10:00 AM
                          RENAISSANCE WORTHINGTON HOTEL
                               200 WEST SECOND ST.
                             FORT WORTH, TEXAS 76102

                    ----------------------------------------

                                     AGENDA

(1) To elect directors to serve for the ensuing year;

(2) To approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock;

(3) To approve an amendment to the Restated Certificate of Incorporation to change the name of the Company to RadioShack Corporation;

(4) To approve an amendment to the Compensation Plan for Executive Officers; and

(5) To transact any other business properly brought before the meeting or any adjournment of the meeting.


Stockholders of record at the close of business on March 21, 2000, will be entitled to notice of the meeting and the right to vote at the meeting.

                                  By Order of the Board of Directors


                                  Mark C. Hill
                                  Senior Vice President, Corporate
                                  Secretary and General Counsel

March 30, 2000
Regardless of whether you plan to attend the annual meeting, please COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. In the event you decide to attend the meeting, you May, if desired, revoke the proxy and vote your shares in person.

                                TABLE OF CONTENTS

PROXY STATEMENT                                                                                           PAGE

o    ITEM 1 Election of Directors                                                                            2
     Security Ownership of Certain Beneficial Owners of Company Voting Securities                            4
     Section 16(a) Beneficial Ownership Reporting Compliance                                                 6
     Director Attendance                                                                                     7
     Director Compensation                                                                                   7
     Board Committees                                                                                        8
     Statement on Corporate Governance                                                                      10
     Audit and Compliance Committee Matters                                                                 12
     Organization and Compensation Committee Report on Compensation of
          Executive Officers                                                                                13
     Executive Compensation                                                                                 16
     Option Grants in the Last Year                                                                         17
     Option Exercises in the Last Year and Year-End Option Values                                           18
     Retirement and Deferred Compensation                                                                   19
     Deferred Compensation Plans and Other Agreements                                                       20
     Change in Control Protections                                                                          21
     Compensation Committee Interlocks and Insider Participation                                            24

     Performance Graph                                                                                      24
     Certain Transactions with Management and Others                                                        25

o    ITEM 2      Approval of an amendment to the Restated Certificate of
                 Incorporation to increase the number of authorized shares
                 of common stock                                                                            26

o    ITEM 3      Approval of an amendment to the Restated Certificate of
                 Incorporation to change the name of the Company to
                 RadioShack Corporation                                                                     28

o    ITEM 4      Approval of an amendment to the Compensation Plan for
                 Executive Officers                                                                         29

     Independent Accountants                                                                                30
     Voting Rights and Proxy Information                                                                    30
     Stockholder Proposals and Nominations for Directors for the
         2001 Annual Meeting                                                                                32
     Annual Report                                                                                          32
     Other Matters                                                                                          33
     ---------------------------------------------------------------------------------------------------------
o    Denotes items to be voted on at the meeting.

                            *** Preliminary Copy ***


                                 PROXY STATEMENT

                                TANDY CORPORATION
                       100 Throckmorton Street, Suite 1800
                             Fort Worth, Texas 76102

               ANNUAL MEETING OF STOCKHOLDERS OF TANDY CORPORATION
                      TO BE HELD ON THURSDAY, MAY 18, 2000

This Proxy Statement is being furnished to stockholders of Tandy Corporation, a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of the Company from holders of record of the Company's voting securities as of the close of business on March 21, 2000, for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 18, 2000, at 10:00 a.m. (Central Daylight Savings Time) at the Renaissance Worthington Hotel, 200 West Second Street, Fort Worth, Texas 76102, and at any resumption of the meeting after adjournment or postponement thereof. This Proxy Statement is first being mailed to the holders of the Company's voting securities on or about March 30, 2000.

                         PURPOSES OF THE ANNUAL MEETING

Holders of shares of Company common stock entitled to vote at the Annual Meeting will be asked to consider and to vote upon the following matters:

     I. the election of 11 directors of the Company to serve until the next annual meeting of stockholders or until their successors are elected;

     II. the approval of an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock;

     III. the approval of an amendment to the Restated Certificate of Incorporation to change the name of the Company to RadioShack Corporation;

     IV. the approval of an amendment to the Compensation Plan for Executive Officers; and

     V.   such other business as may properly come before the meeting.

The Board unanimously recommends a vote FOR each of these proposals.

As of the date of this Proxy Statement, the Board knows of no other business that will come before the Annual Meeting.

                                     ITEM 1

                              ELECTION OF DIRECTORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

All 11 directors are to be elected at the annual meeting to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Currently there are 11 Directors. It is the intention of the persons named in the accompanying form of proxy card to vote for the election of all 11 nominees listed below for election as directors of the Company unless authority to so vote is withheld. All nominees have indicated their willingness to serve for the ensuing term. If any nominee is unable or declines to serve as a director at the date of the Annual Meeting, the persons named in the proxy card have the right to use their discretion to vote for a substitute.

   The nominees for directors of the Company are listed below:

---------------------------------- -------------------------------------------------------------- -------- ---------------
              NAME                 (1)   PRINCIPAL OCCUPATION                                      AGE       DIRECTOR
                                   (2)   PUBLICLY HELD COMPANY                                                SINCE
                                         BOARD MEMBERSHIPS

---------------------------------- -------------------------------------------------------------- -------- ---------------
Frank J. Belatti                   (1)  Chairman and Chief Executive Officer of AFC                 52          1998
                                        Enterprises, Inc. (parent company of Popeye's
                                        Chicken & Biscuits, Church's Chicken, Seattle
                                        Coffee Company and Cinnabon International).
---------------------------------- -------------------------------------------------------------- -------- ---------------
Ronald E. Elmquist                 (1)  Chairman, Chief Executive Officer and President of          53          1997
                                        Keystone Automotive Inc. since June 1998.
                                        Previously President, Global Food Service-
                                        Campbell Soup Company and Corporate Vice
                                        President, Campbell Soup Company from January
                                        1994, to April 1998.
---------------------------------- -------------------------------------------------------------- -------- ---------------

---------------------------------- -------------------------------------------------------------- -------- ---------------
              NAME                 (1)   PRINCIPAL OCCUPATION                                        AGE       DIRECTOR
                                   (2)   PUBLICLY HELD COMPANY                                                  SINCE
                                         BOARD MEMBERSHIPS

---------------------------------- -------------------------------------------------------------- -------- ---------------
Robert J. Kamerschen               (1)  Chairman & Chief Executive Officer DIMAC Holdings            64          1999
                                        since October, 1999.   Senior Consultant ADVO, Inc.
                                        since June 1999.  Previously Chairman ADVO, Inc. from
                                        January 1999 to June 1999 and Chief Executive Officer
                                        ADVO, Inc. from November 1988 to January 1999.
                                   (2)  IMS Health, Inc.; Micrografx, Inc. and R. H.
                                        Donnelley Corp.
---------------------------------- -------------------------------------------------------------- -------- ---------------
Lewis F. Kornfeld, Jr.             (1)  Retired Vice Chairman, Tandy Corporation and                 83          1975
                                        Retired President, RadioShack Division.
---------------------------------- -------------------------------------------------------------- -------- ---------------
Jack L. Messman                    (1)  President and Chief Executive Officer of                     60          1993
                                        Cambridge Technology Partners, Inc. since July 1999.
                                        Previously Chairman and Chief Executive Officer, Union
                                        Pacific Resources Group Inc. until July, 1999.
                                        Previously President and Chief Executive Officer of
                                        Union Pacific Resources Group Inc. from May 1995, to
                                        October 1996 and President and Chief Executive Officer,
                                        Union Pacific Resources Company from 1991, through May
                                        1995.
                                   (2)  Cambridge Technology Partners, Inc.; Novell, Inc.;
                                        Safeguard Scientifics, Inc. and US Data  Corporation.
---------------------------------- -------------------------------------------------------------- -------- ---------------
William G. Morton, Jr.             (1)  Chairman and Chief Executive Officer, Boston                 63          1987
                                        Stock Exchange, Inc.
                                   (2)  12 funds managed by Morgan Stanley Dean Witter
                                        Investment Management, Inc.
---------------------------------- -------------------------------------------------------------- -------- ---------------
Thomas G. Plaskett                 (1)  Chairman of the Board, President and CEO, Probex             56          1986
                                        Corp. since November, 1999; Managing Director, Fox Run
                                        Capital Associates and Business Consultant since
                                        November 1991. Vice Chairman, Legend Airlines, Inc.
                                        since June 1997 and Executive Vice President since
                                        September 1999.  Previously Chairman Greyhound Lines,
                                        Inc., from March 1995 to March, 1999.
                                   (2)  Probex Corporation and Smart & Final Inc.
---------------------------------- -------------------------------------------------------------- -------- ---------------

---------------------------------- -------------------------------------------------------------- -------- ---------------
              NAME                 (1)   PRINCIPAL OCCUPATION                                       AGE       DIRECTOR
                                   (2)   PUBLICLY HELD COMPANY                                                 SINCE
                                         BOARD MEMBERSHIPS

---------------------------------- -------------------------------------------------------------- -------- ---------------
Leonard H. Roberts                 (1)  Chairman Board of Directors, Tandy Corporation since         51          1997
                                        May 1999; Chief Executive Officer of Tandy Corporation
                                        since January 1999; President, Tandy Corporation since
                                        December 1995; President, RadioShack since July 1993.
---------------------------------- -------------------------------------------------------------- -------- ---------------
Alfred J. Stein                    (1)  Previously Chairman and Chief Executive Officer,             67          1981
                                        VLSI Technology, Inc. until June, 1999.
---------------------------------- -------------------------------------------------------------- -------- ---------------
William E. Tucker                  (1)  Chancellor Emeritus, Texas Christian University              67          1985
                                        since July 1998.  Previously Chancellor, Texas
                                        Christian University until June 1998.
                                   (2)  Justin Industries, Inc.
---------------------------------- -------------------------------------------------------------- -------- ---------------
Edwina D. Woodbury                 (1)  President, Chief Operating Officer, WorkingMom.com           48          1998
                                        since February 2000.  Previously, Consultant from
                                        January 1999 through January 2000 and Executive Vice
                                        President-Business Process Redesign, Avon Products,
                                        Inc. from February 1998, through December 1998.  Senior
                                        Vice President, Chief Financial and Administrative
                                        Officer, Avon Products, Inc. from November 1993, to
                                        February 1998.
---------------------------------- -------------------------------------------------------------- -------- ---------------


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          OF COMPANY VOTING SECURITIES

The following table sets forth, as of February 29, 2000, certain information with respect to the beneficial ownership of the Company's voting securities held by (i) each current director of the Company, (ii) the Chairman, President and Chief Executive Officer and the four most highly compensated current Executive Officers of the Company for the year ended December 31, 1999, (iii) the Company's current directors and Executive Officers as a group, and (iv) persons known to the Company to own beneficially more than 5% of any class of the Company's voting securities, except for the Tandy Fund Trustee, which holds 100% of the Company's outstanding Series B TESOP Convertible Preferred Stock (the "TESOP") for the benefit of Tandy Fund participants. On May 25, 1999, the Company's Board of Directors declared a two-for-one split of the Company's common stock for stockholders of record at the close of business on June 1, 1999. All references to Company common stock, previously awarded stock options, restricted stock awards and any other agreements payable in Company common stock reflect the June 1999 split.

                                                           --------------------------------------
                                                                    Amount and Nature of
                                                           Common Stock Beneficially  Owned(2)(3)
                                                           ------------ ------------  -----------
                                                            Number of      Right to    Percent of     Common
                                                              Shares       Acquire       Class      Stock Units
                                                           Beneficially      (1)                       (4)
                                                              Owned
--------------------------------------------------------------------------------------------------------------
DIRECTORS AND OTHER NAMED EXECUTIVE OFFICERS
Frank J. Belatti, Director                                          500     11,999          *            -0-
Ronald E. Elmquist, Director                                          0     29,332          *           3,352
Robert J. Kamerschen, Director                                    7,000                                   548
Lewis F. Kornfeld, Jr., Director (5)                             35,400     15,999          *             -0-
Jack L. Messman, Director                                        11,396     31,999          *          10,830
William G. Morton, Jr., Director                                 12,000     57,999          *           7,999
Thomas G. Plaskett, Director                                     15,404     38,671          *             -0-
Leonard H. Roberts, Chairman, President and Chief               161,639    632,720          *         148,083
     Executive Officer; President RadioShack
Alfred J. Stein, Director                                        16,387     91,999          *           2,118
William E. Tucker, Director                                      32,548     91,999          *             -0-
Edwina D. Woodbury, Director                                      1,000     11,999          *           2,457
David Christopher, Executive Vice President (6)                 346,699    279,228          *          39,829
David J. Edmondson, Senior Vice President                         5,172     84,516          *          12,238
Dwain H. Hughes, Senior Vice President and                       67,248    181,960          *          44,915
    Chief Financial Officer (7)
Robert M. McClure, Senior Vice President-Tandy                   59,213    100,058          *          12,082
     Retail Services

Directors and Executive Officers as a Group (27 people)       1,076,011   2,138,471       1.72%       384,983

STOCKHOLDERS
(8)  AMVESCAP PLC, 1315 Peachtree Street N.E., Atlanta,                   9,756,016       5.05%
      Georgia  30309
(9)  Putnam Investments, Inc., One Post Office Square,                    17,396,766      9.00%
      Boston, Massachusetts  02109

---------------------------------

*  Less than 1%

(1) Shares Executive Officers and directors could acquire by exercising stock options within 60 days of February 29, 2000.

(2) The address of each director and named executive officer is c/o Tandy Corporation, 100 Throckmorton Street, Suite 1800, Fort Worth, Texas 76102.

(3) Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated.

(4) Common stock units are not shares of common stock and have no voting power and this information is set forth as of December 31, 1999. The units for directors represent directors fee deferrals and partial Company matches under the Directors' Unfunded Deferred Compensation Plan. The units for Executive Officers represent in some cases restricted stock deferrals and also salary and bonus deferrals and Company partial matches under either or both the Tandy Corporation Executive Deferred Compensation Plan and the Tandy Corporation Executive Deferred Stock Plan.

(5) 15,000 shares of Company common stock are owned by a trust of which Mr. Kornfeld is the sole beneficiary.

(6) Includes 12,000 shares held by Mr. Christopher's spouse.

(7) Includes 32,018 shares held by Mr. Hughes' spouse.

(8) According to Schedule 13G dated February 3, 2000, AMVESCAP PLC, a parent holding company, and an affiliated group share voting and dispositive powers over 9,756,016 shares.

(9) According to Amendment No. 1 to Schedule 13G dated February 7, 2000, Putnam Investments Inc., a Massachusetts corporation and a wholly owned subsidiary of Marsh & McLennon Companies, Inc., owns Putnam Investment Management, Inc. and The Putnam Advisory, Inc., mutual funds which hold joint depositive powers over all the shares. The Trustees of these two mutual funds have sole voting power over the shares held by the respective fund, except for The Putnam Advisory, Inc., which shares voting power with its institutional clients.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States the Company's directors, Executive Officers and all persons holding 10% or more of Company common stock are required to report their ownership of the Company's securities and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the year ended December 31, 1999. These filing requirements were satisfied by the Company's present directors and Executive Officers, with the exception of Messrs. Cash, a former director of the Company, Elmquist, Messman and Morton who inadvertently failed to report the receipt of deferred stock units under the Tandy Corporation Unfunded Deferred Compensation Plan for Directors, due to the Company's failure to notify them of such receipt. All required reports to reflect this receipt have now been filed.

                               DIRECTOR ATTENDANCE

The Board held five meetings during 1999. All nominees for director, after being elected or appointed to office in 1999, attended at least 75% of the meetings of the Board and committee meetings of which they were a member. Mr. John V. Roach, a former Chairman of the Company's Board of Directors, served on the Executive Committee until his retirement on May 20, 1999 and Mr. James I. Cash served on the Audit and Compliance Committee and the Organization and Compensation Committee until his retirement on September 1, 1999.

                              DIRECTOR COMPENSATION

The following table represents components of non-employee director compensation:

-------------------------------------------------------------------- ------- ------------------------------------------------
COMPONENTS                                                           NOTE    COMPENSATION
-------------------------------------------------------------------- ------- ------------------------------------------------
Annual Board Retainer                                                1       $24,000
-------------------------------------------------------------------- ------- ------------------------------------------------
Annual Option Grant                                                  2       One option to purchase 16,000 shares
-------------------------------------------------------------------- ------- ------------------------------------------------
Annual Retainer for Committee Chair                                          $2,500
-------------------------------------------------------------------- ------- ------------------------------------------------
Board Attendance Fee (each in person meeting)                                $1,000
-------------------------------------------------------------------- ------- ------------------------------------------------
Board Attendance Fee (each conference call meeting)                  3       $250
-------------------------------------------------------------------- ------- ------------------------------------------------
Committee Attendance Fee (each in person meeting)                    3       $500
-------------------------------------------------------------------- ------- ------------------------------------------------
Committee Attendance Fee (each conference call                       3       $250
     meeting)
-------------------------------------------------------------------- ------- ------------------------------------------------
Expenses of Attendance                                                       Reimbursement of expenses incurred
-------------------------------------------------------------------- ------- ------------------------------------------------
New Director Grants                                                          20,000  shares  of  common  stock  on date  the
                                                                             director attends first board meeting
-------------------------------------------------------------------- ------- ------------------------------------------------

1. Each non-employee director may elect before May 1 of each year to have 50% or 100% of this annual retainer fee paid in shares of Company common stock.

2. Each non-employee director is automatically granted a non-qualified stock option to purchase 16,000 shares of Company common stock on the first business day in September of each year that he or she serves as a director. The option exercise price of all options granted to non-employee directors is set at the fair market value of a share of Company common stock. The options vest in three equal increments on the first, second and third annual anniversaries of the date of grant.

3. These fees apply if the committee meeting is held more than 24 hours before or after a board meeting.

NEW DIRECTORS

Each new non-employee director also receives a one time grant of an option to purchase 20,000 shares of Company common stock on the date he or she attends his or her first Board meeting.

UNFUNDED DEFERRED COMPENSATION PLAN FOR DIRECTORS

Under the Tandy Corporation Unfunded Deferred Compensation Plan for Directors, non-employee directors may elect to defer payment of all or a specified part of their annual retainer fees and meeting fees payable for services rendered to the Company. Interest is credited for fees deferred in cash at the rate of 1% below the prime rate. If a director elects to defer payment of fees payable in Company common stock in excess of three years, the Company will make an additional contribution of 25% of the amount deferred in Company common stock. Upon a change in control of the Company a director will receive any deferred fees and the additional Company contribution in a lump sum.

                           BOARD DIRECTORS COMMITTEES

The Board has four standing committees: the Audit and Compliance Committee; the Corporate Governance Committee; the Executive Committee and the Organization and Compensation Committee. Actions taken by any of these Committees are reported to the Board and the Board receives a copy of the minutes of all Committee meetings. Membership in each of the committees is as follows:

AUDIT AND COMPLIANCE COMMITTEE      EXECUTIVE COMMITTEE

Mr. Elmquist (Chair)                Mr. Roberts (Chair)
Mr. Messman                         Mr. Elmquist
Mr. Plaskett                        Mr. Kornfeld
Ms. Woodbury                        Mr. Messman
                                    Mr. Morton

CORPORATE GOVERNANCE COMMITTEE      ORGANIZATION AND COMPENSATION COMMITTEE

Mr. Tucker (Chair)                  Mr. Messman (Chair)
Mr. Belatti                         Mr. Kamerschen
Mr. Elmquist                        Mr. Morton
Mr. Kornfeld                        Mr. Stein
Mr. Plaskett                        Ms. Woodbury
Mr. Stein

AUDIT AND COMPLIANCE COMMITTEE                  4 meetings in calendar year 1999

1.  Reviews the engagement of the independent accountants;

2.  Reviews the scope and timing of the audit of the independent accountants;

3. Reviews the non-audit related services provided by the independent accountants;

4. Reviews the report of the independent accountants upon completion of its audit;

5. Reviews the Company's policies and procedures with respect to internal auditing, accounting and financial controls, and compliance with applicable laws and ethical business practices;

6. Reviews major litigation and risk management policies and procedures, including insurance coverages; and

7. Reviews with the independent accountants and management the Company's policies and procedures with respect to laws and ethical business practices.

EXECUTIVE COMMITTEE                              1 meeting in calendar year 1999

Exercises all powers of the Board when it is impractical to assemble the full Board unless otherwise prohibited by law or involves amending the charter of any Board Committee.

ORGANIZATION AND COMPENSATION COMMITTEE         6 meetings in calendar year 1999

1. Reviews and makes recommendations to the Board concerning compensation plans for executive management;

2.  Reviews management's appointments and promotions to officer positions; and

3. Approves annual salary increases, bonuses, stock option and restricted stock awards in accordance with existing applicable plans.

CORPORATE GOVERNANCE COMMITTEE                  6 meetings in calendar year 1999

1. Reviews and nominates to the Board candidates to be directors of the Company and compensation of Board members;

2. Approves or denies requests by Company officers to serve on the boards of outside companies;

3. Recommends to the Board the members and chair persons of all standing committees;

4. Recommends the duties to be included in the charter of new standing committees;

5. Assists the independent directors in conducting a self-evaluation of the effectiveness of the Board and each of its members; and

6. Reviews with management the overall effectiveness of the organization of the Board and the conduct of the Board's business and makes recommendations to the Board based on its evaluation.

                        STATEMENT ON CORPORATE GOVERNANCE

The Board of Directors has for many years followed specific policies regarding corporate governance. The Board of Directors has incorporated these policies and procedures into its Statement on Corporate Governance. To obtain a complete Statement on Corporate Governance, please contact Ms. Carolyn Hoopes, Assistant Corporate Secretary, 100 Throckmorton Street, Suite 1723, Fort Worth, Texas 76102-2816, Telephone (817) 415-2758 or visit our website at www.Tandy.com. The following is a summary of the material items of this Statement on Corporate Governance.

BOARD RESPONSIBILITIES

The principal responsibility of the Board of Directors is as follows:

Promote and act in the best interests of all stockholders of the Company through careful selection and oversight of executive management including the further development of compensation plans based on performance. To consider and monitor the potential impact of Board and executive management decisions on the Company's stockholders, employees, customers, suppliers, lenders and the communities in which it operates.

BOARD OVERSIGHT OF MANAGEMENT

1.  Evaluate the Chief Executive Officer and other corporate officers annually.

2. Review and approve the broad strategic and financial objectives of the Company through a collaborative process with executive management.

3. Review and approve compensation plans of any officer of the Company who is paid $100,000 or more per year. The Board believes that compensation plans should be tied directly to the Company's performance.

4. Review the succession plans for executive management so that continuity in the operation of the Company can be maintained in the event of untimely displacement of key management members.

BOARD COMPOSITION

1. The Company's By-Laws provide that the Board of Directors must have at least three and not more than 14 members.

2. Four standing committees have been established by the Board: Audit and Compliance Committee, Organization and Compensation Committee, Corporate Governance Committee and the Executive Committee.

3.  New committees may be established by the Board at any time.

BOARD INDEPENDENCE

1. It is the Board's goal that at least 75% of the members of the Board be independent.

2. Each of the independent directors, in the opinion of the Board, is independent of management and free from any relationship that would interfere with the exercise of independent judgment.

3. Only independent directors are eligible to serve as members of the Audit and Compliance Committee, the Organization and Compensation Committee, and the Corporate Governance Committee under the applicable rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange and the Internal Revenue Service. Each independent director is eligible to serve on each of these Committees.

DIRECTORS

1.  Under the Company's By-Laws, all directors stand for re-election every year.

2. The Board of Directors has exclusive responsibility for selecting its own members.

3. Within three years of their election to the Board, directors are required to own shares of Company common stock that are at least equal in value to 200% of the Board of Director's annual retainer fee then in effect.

4. Directors should not stand for re-election after age 70. This policy does not apply to directors who were over the age of 70 as of January 1, 1998.

                     AUDIT AND COMPLIANCE COMMITTEE MATTERS

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee reports as follows with respect to the Company's 1999 audited financial statements:

o The Committee has reviewed and discussed with the Company's management the Company's 1999 audited financial statements;

o     The Committee has discussed with the independent auditors
      (PricewaterhouseCoopers LLP) the matters required to be discussed by SAS 61 which includes, among other items, matters related to the conduct of the audit of the Company's financial statements;

o The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor's independence from the Company and its related entities) and has discussed with the auditors the auditors' independence from the Company; and

o Based on review and discussions of the Company's 1999 audited financial statements with management and discussions with the independent auditors, the Audit and Compliance Committee recommended to the Board of Directors that the Company's 1999 audited financial statements be included in the Company's Annual Report on Form 10-K.

                     AUDIT AND COMPLIANCE COMMITTEE MEMBERS

           Ronald E. Elmquist (Chair)              Thomas G. Plaskett
           Jack L. Messman                         Edwina D. Woodbury

AUDIT AND COMPLIANCE COMMITTEE CHARTER

The Board of Directors has adopted a written charter for the Audit and Compliance Committee, a copy of which is attached to this Proxy Statement as Exhibit A. The Board of Directors reviews and approves changes to the Audit and Compliance Committee charter annually.

INDEPENDENCE OF AUDIT AND COMPLIANCE COMMITTEE MEMBERS

Mr. Elmquist, Mr. Messman, Mr. Plaskett and Ms. Woodbury, all of whom are members of the Audit and Compliance Committee, are independent as recently defined by the applicable New York Stock Exchange's (NYSE) listing standards.

Mr. Messman is President and Chief Executive Officer of Cambridge Technology Partners, Inc. a supplier to the Company of software products and related consulting services. The Board of Directors has determined that his relationship is not material either to the Company or Cambridge Technology Partners, Inc. and that the relationship does not interfere with Mr. Messman's exercise of independent judgment.

                     ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee (the "Committee") is appointed by the Board of Directors and is composed entirely of independent directors.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES

The Company's executive compensation program is designed to encourage and reward enhancement of stockholder value. The program focuses on four key objectives:

o     Motivate executives toward effective long-term management of the Company;

o     Align the interests of management and key employees with stockholders;

o     Reward effective ongoing management of the Company; and

o Attract and retain key executives through competitive salary and incentive plans.

ANNUAL INCENTIVE BONUS

Four performance measures are used to determine the incentive bonuses for the named Executive Officers and the Chief Executive Officer;

o     Increase in operating income (before income taxes) over the previous year;

o     Increase in earnings per share over the previous year;

o     Increase in share price over the previous year; and

o Stock price performance in relation to a similar group of other retail companies.

BASE SALARY

The Company's executive compensation program includes a competitive base salary based on a review of pay practices of similar companies as well as the Executive Officer's past performance and an assessment of his or her ability to contribute to the Company's progress.

LONG TERM INCENTIVES

The Company's executive compensation program also includes long term incentives, such as stock options and other types of stock-based awards.

In 1999, the Committee granted an aggregate of 5,914,932 stock options to over 6,400 employees under the Company's 1997 Incentive Stock Plan ("1997 ISP") and 1999 Incentive Stock Plan ("1999 ISP"), including all of the currently serving named Executive Officers. The amount of options granted to particular officers was determined by the Committee based on its evaluation of the individual's performance following consultation with the Chief Executive Officer.

Under the 1997 ISP, the Company may also grant various types of other stock-based awards, including performance shares, stock appreciation rights, restricted stock and performance units, to eligible participants in amounts to be determined by the Committee, subject to the restrictions set forth in the plan. The 1999 ISP provides only for the grants of non-statutory stock options and stock appreciation rights. Under the present and any contemplated incentive stock plans of the Company, all options and awards will only be awarded at their fair market value on, or on the day before, the date of grant and will not be repriced.

The Committee believes that stock options are very important in motivating and rewarding creation of long-term stockholder value. The Committee periodically has awarded in the past, and plans to award in the future, stock options to a broad spectrum of employees based on continuing progress of the Company and improvements in individual performance.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND EXECUTIVE OFFICERS

For the year ending December 31, 1999, the compensation of the Chief Executive Officer and Executive Officers was determined under the compensation plan approved by the Committee on December 16, 1998, and by the stockholders on May 20, 1999. The bonus factors utilized were increases in the Company's operating income (before income taxes) over the previous year, increases in the Company's earnings per share over the previous year, increases in the Company's average share price during 1999 over 1998's average share price and the Company's stock price performance in relation to a similar group of other retail companies. Based on these factors, in 1999, Mr. Roberts received a base salary of $850,000 and a bonus of $850,000 and a grant of options to purchase 325,000 shares of Company common stock. Mr. Roberts was paid a base salary of $610,000 and a bonus of $610,000 for the year 1998.

The Committee has developed and approved a 2000 compensation plan for Mr. Roberts and the other Executive Officers that utilizes the same bonus factors employed during 1999 but allows an additional bonus. The Company is seeking approval for an amendment to the Compensation Plan for Executive Officers. Please see "Approval of An Amendment to The Compensation Plan for Executive Officers".

POLICY REGARDING INTERNAL REVENUE CODE SECTION 162(m)

Section 162(m) of the Internal Revenue Code generally limits corporate deductions to $1 million dollars for compensation, except for qualified performance-based compensation, for compensation paid to a person who on the last day of fiscal years beginning on or after January 1, 1994, is either the Chief Executive Officer or among the four most highly compensated officers other than the Chief Executive Officer.

The Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal income tax purposes and as such has not and will not make compensation decisions based solely on the deductibility of compensation.

                     ORGANIZATION AND COMPENSATION COMMITTEE

         Jack L. Messman, Chairman                            William G. Morton
         Robert J. Kamerschen                                 Alfred J. Stein
                               Edwina D. Woodbury

                             EXECUTIVE COMPENSATION

The following table reflects the cash and non-cash compensation attributable to the Chief Executive Officer of the Company and the four other most highly compensated Executive Officers of the Company for the year ending December 31, 1999.


                                                 Summary Compensation Table
                                                 --------------------------
                                      Annual Compensation (1)            Long-Term Compensation
                                  -------------------------------   ---------------------------------------
                Name and                                            Restricted     Stock      All Other
               Principal           Fiscal    Salary      Bonus      Stock Award   Options    Compensation
                Position            Year       ($)        ($)        ($)(2)(3)     (#)(4)       ($)(5)
        ------------------------- --------- ---------- ----------- -------------- --------- ---------------
        Leonard H. Roberts          1999      850,000     850,000              0   325,000    113,789
        President and Chief         1998      610,000     610,000      2,949,372   600,000     84,088
        Executive Officer;          1997      577,500     306,520      1,966,248   180,000     57,606
        President, RadioShack

        David Christopher           1999      330,000     330,000              0   100,000    199,856
        Executive Vice              1998      308,000     247,953              0   100,000     94,474
        President (6)

        David J. Edmondson          1999      350,000     350,000              0   140,000     35,564
        Senior Vice President
        (7)

        Dwain H. Hughes             1999      360,000     360,000              0   100,000     65,589
        Senior Vice President       1998      320,000     320,000        983,124   100,000     79,090
        and Chief Financial         1997      280,000     222,252        539,874    66,000     30,462
        Officer

        Robert M. McClure           1999      350,000     280,000              0    80,000     82,023
        Senior Vice President       1998      334,000     226,425              0    80,000     62,488
                                    1997      318,300     188,758              0    60,000     35,311

-----------------
(1) Other than restricted stock awards (see #2 and #3 below) for the years shown, the named Executive Officers did not receive any annual compensation other than salary and bonus, except for certain perquisites and other personal benefits. The amounts for perquisites and other personal benefits for the named Executive Officers are not shown because the aggregate amount of such compensation, if any, for each of the named Executive Officers during the fiscal year shown does not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such officer.

(2) Messrs. Roberts and Hughes were granted awards of restricted stock on May 15, 1997. The awards were 40,000 shares to Mr. Roberts and 12,000 shares to Mr. Hughes. The awards of restricted stock vest in equal increments annually on the anniversary date of grant over a three year period, provided the named Executive Officer is still employed by the Company. Dividends are payable on these shares. The closing price of a share of Company common stock on December 31, 1999 was $49.1562.

(3) On October 23, 1998, Mr. Roberts was granted an award of 60,000 shares of restricted stock. The 60,000 share award will vest in equal increments annually on the anniversary dates of grant over a three year period. This restricted stock award to Mr. Roberts only vests if he is still employed by the Company. In addition, Mr. Hughes was granted awards of restricted stock on December 16, 1998, attributable to his performance. This award of 20,000 shares vests in equal increments annually on the anniversary date of grant over a three year period; provided Mr. Hughes is still employed by the Company. Dividends are payable on these shares. The closing price of shares of Company common stock on December 31, 1999 was $49.1562.

(4) Includes all options granted during the year under the 1997 ISP, regardless of whether the options are incentive stock options ("ISOs") or non-statutory stock options ("NSOs"). No restricted stock awards or stock appreciation rights were granted with these options in 1999.

(5) Includes the Company's contributions allocated to the accounts of the named Executive Officers participating in the following employee benefit plans: the Tandy Stock Plan, Tandy Fund, Tandy Employees Supplemental Stock Plan ("SUP"), Executive Deferred Compensation Plan, Executive Deferred Stock Plan, several deferred compensation agreements and insurance premiums for life insurance. The applicable amounts allocated in 1999 to the named Executive Officers in the Tandy Stock Plan, Tandy Fund, SUP, the deferral plans, deferred agreements and insurance premiums, respectively, are: $5,136.00, $4,816.00, $2,256.00,
$99,360.00, and $2,221.00 for Mr. Roberts; $5,087.00, $5,130.00, $2,446.00,
$183,918.00 and $3,275.00 for Mr. Christopher; $2,427.00, $935.00, $11,548.00,
$19,425.00 and $1,229.00 for Mr. Edmondson; $19,822.00, $13,949.00, $14,668.00,
$13,320.00 and $3,830.00 for Mr. Hughes; and $16,814.00, $13,949.00, $11,216.00,
$34,337.00 and $5,707.00 for Mr. McClure. Amounts do not include amounts payable in the event of a change in control of the Company. See "Change in Control Protections."

(6) Mr. Christopher was appointed by the Board on October 23, 1998, as Executive Vice President of the Company. Prior to his appointment, Mr. Christopher was Executive Vice President of the Company's RadioShack division.

(7) Mr. Edmondson was appointed by the Board on October 23, 1998 as Senior Vice President of Tandy Corporation and Executive Vice President and Chief Operating Officer of the Company's RadioShack division.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

Options were granted on July 24, 1999, under the 1997 ISP to the Executive Officers named in the Executive Compensation table. The potential value of these options at the specified rates of appreciation is shown in the table below. The 1997 ISP also provides for the grant of restricted stock awards and stock appreciation rights; however, no restricted stock awards or stock appreciation rights were granted in 1999 to the named Executive Officers.

                                                                                            Potential Realizable
                                                                                       Value at Assumed Annual Rates
                                                                                                    (2)

                                        % of Total
                                         Options        Exercise
Name and                                 Granted        or Base
Type of                     Options    To Employees      Price          Expiration          5%               10%
Option (1)                 Granted(#) During the Year  ($/Share)           Date            ($)               ($)
---------------------------------------------------------------------------------------------------------------------
Leonard H. Roberts           325,000       4.5           48.68           7/24/2009       9,825,552        24,889,878

David Christopher            100,000       1.4           48.68           7/24/2009       3,061,931         7,759,534

                                        % of Total
                                         Options        Exercise
Name and                                 Granted        or Base
Type of                     Options    To Employees      Price          Expiration          5%               10%
Option (1)                 Granted(#) During the Year  ($/Share)           Date            ($)               ($)
---------------------------------------------------------------------------------------------------------------------
David J. Edmondson           140,000       1.9           48.68           7/24/2009       4,286,703        10,863,347

Dwain H. Hughes              100,000       1.4           48.68           7/24/2009       3,061,931         7,759,534

Robert M. McClure             80,000       1.1           48.68           7/24/2009       2,449,545         6,207,627

--------------------
(1) All options shown were granted on July 24, 1999 under the 1997 ISP. These options vest in annual increments of one-third beginning on July 24, 2000. For persons who continue to serve as employees of the Company, options expire 10 years from the date of grant. All options were granted at fair market value on the date of grant and will not be repriced.

(2) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of Company common stock. The gains reflect a future value based upon growth, compounded annually during the 10-year option period, at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatility factors. Consequently, the potential realizable value has not been discounted to present value.

          OPTION EXERCISES IN THE LAST YEAR AND YEAR-END OPTION VALUES

The following table summarizes individual option exercises during the year ended December 31, 1999, by each of the named Executive Officers and the year-end value of the unexercised options. These options were periodically granted between 1991 and 1998.

                                                                      Number of                    Value of
                                                                     Unexercised                 Unexercised
                                                                      Options at                 In-The-Money
                              Shares                                   Year-End               Options at Year-End
                            Acquired on        Value                     (#)                        ($)(1)
                             Exercise         Realized
Name                           (#)              ($)            Exercisable  Unexercisable  Exercisable  Unexercisable
---------------------------------------------------------------------------------------------------------------------
Leonard H. Roberts            228,096        9,826,546           632,720      1,028,184     21,350,977    18,361,881
David Christopher             144,000        6,486,750           229,728        222,572      9,978,338     3,552,433
David J. Edmondson             27,922        1,490,314            84,516        243,584      2,552,767     2,774,025
Dwain H. Hughes                68,138        2,997,819           181,960        227,526      6,352,468     3,552,433
Robert M. McClure             109,424        3,834,048           100,058        179,238      3,219.015     2,864,557

------------------
(1) For purposes of calculating whether an option was "in-the-money" this chart uses the December 31, 1999, average of the high and low trading prices on the New York Stock Exchange (fair market value) for Company common stock of $49.1562.

                      RETIREMENT AND DEFERRED COMPENSATION

THE PLANS

Under the Salary Continuation Plan for Executive Employees of Tandy Corporation and its Divisions and Subsidiaries established in 1979, and the Officers Deferred Compensation Plan established in 1986, the Committee may select full-time executive employees for participation in these Plans. As of December 31, 1999, a total of 41 executive employees of the Company were participants in one or both of the Plans. The Plans generally provide for the payment of reduced benefits following a participant's early retirement between the ages of 55 and 65, full benefits between the ages of 65 and 70, reduced benefits between the ages of 70 and 75, and for payment of a death benefit to the participant's designated beneficiary in the event of death prior to age 75 during employment. All sums due under the Plans are payable in 120 equal monthly installments to the participant or, in the event of death, to his or her beneficiary. The payments are general obligations of the Company that are funded in part by life insurance policies owned by the Company which name the Company as beneficiary.

Under the Plans the Committee determines an amount designated as the "Retirement Compensation Amount" for each participant. The amount established by the Committee does not necessarily bear any relationship to the participant's present compensation, final compensation or years of service. As of December 31, 1999, the benefit payable to participants upon retirement or death during employment is a function of the "Retirement Compensation Amount" and the age of the participant at death or retirement, as set out in the following table:

   Retirement Compensation                                     Annual Benefit
           Amount                                    Age at Date of Retirement or Death
------------------------------ --------------------------------------------------------------------------------
                                          55(1)                65to 70               71 (2)              75 (2)
                                         -------               -------               -------             ------

             250,000                     125,000               250,000               200,000             $- 0-
             262,500                     131,250               262,500               210,000               -0-
             275,000                     137,500               275,000               220,000               -0-
             737,500                     368,750               737,500               590,000               -0-

------------------
(1)  Proportionately increases from 50% to 100% between age 55 and age 65.
(2)  Proportionately decreases from 100% to 0% between age 70 and age 75.

The Retirement Compensation Amount at death during employment or retirement at age 65 for the Executive Officers listed in the Executive Compensation table at December 31, 1999, would have been as follows:

                                            Salary
                                         Continuation            Deferred                Total
                                             Plan              Compensation              Plan
                                      ----------------------------------------- -------------------
Leonard H. Roberts                             $-0-              $737,500              $737,500
David Christopher                           100,000               150,000               250,000
David J. Edmondson                          162,500               100,000               262,500
Dwain H. Hughes                                 -0-               275,000               275,000
Robert M. McClure                            75,000               175,000               250,000

------------------

SPECIAL PROVISIONS OF THE SALARY CONTINUATION PLAN

This Plan provides for payments to be made to certain executive employees in the event of their voluntary or involuntary termination of employment following a Change in Control, as defined in a 1984 letter of amendment to the Plan. In the event of a Change in Control, each executive employee who is subject to such letter amendment becomes immediately vested at the age 65 benefit level for a period of three years; and if his or her employment with the Company ceases, whether voluntarily or involuntarily, during this three year period, he or she will receive payments equal to the annual retirement benefit at age 65. Payment is made in 120 equal monthly installments to the participant or to his or her beneficiary.

SPECIAL PROVISIONS OF THE DEFERRED COMPENSATION PLAN

This Plan provides that, for one year following the occurrence of a Change in Control, the Plan shall not be terminated or amended in any way, nor shall the manner in which the Plan is administered be changed in any way which adversely affects the rights of its participants or beneficiaries. Upon a Change in Control the provisions of the Deferred Compensation Plan provide that any benefit due under it shall be (1) offset by any outstanding loan of the participant, and (2) forfeited if the participant engages in any activity that is in competition with the Company. Additionally, in the event of a Change in Control, each participant in this Plan becomes immediately vested at the age 65 benefit level and if the participant's employment is terminated for any reason following a Change in Control, the Company must make a lump-sum payment equal to the present value of the age 65 benefit level discounted for interest only according to a predetermined formula.

           EXECUTIVE DEFERRED COMPENSATION PLANS AND OTHER AGREEMENTS

The Tandy Corporation Executive Deferred Compensation Plan and the Tandy Corporation Executive Deferred Stock Plan which were effective April 1, 1998, permit Executive employees of the Company to defer, on a pre-tax basis, up to 100% of their base salary and/or bonuses.

These plans are distinct from the Deferred Compensation Plan described above. The major features of these plans are:

    o Deferral of the receipt of up to 100% of certain Executive employee's base salary or bonus;

    o  Deferral of any restricted stock or NSOs that would otherwise vest;

    o Investment of cash deferrals in either Company common stock or mutual funds;

    o Company matching payments on salary and bonus as follows: 12% match on salary and bonus deferrals in the form of Company common stock and an additional 25% match on salary or bonus deferrals in the form of Company common stock if salary and/or bonus deferrals are deferred for more than five years and are invested in Company common stock;

    o Selection of a future distribution date to receive the deferrals and matches in either a lump sum or annual installment payments not exceeding 20 years; and

    o In the event the Company experiences a Change in Control, these plans provide that, within two weeks of this event, each Executive employee participant will be paid the full value of his or her accounts in the plans in the form of cash or Company common stock of the Company, as the case may be.

Agreement with Mr. Roberts. Upon Mr. Robert's appointment as Chief Executive Officer of the Company, the Board of Directors determined that it is in the best interests of the Company and its stockholders to provide for an orderly mechanism if Mr. Roberts should leave the employ of the Company. Should Mr. Roberts involuntarily leave the Company under defined circumstances, the Agreement provides salary and bonus payments and acceleration of certain stock awards. In the event Mr. Roberts voluntarily leaves the Company or leaves under other defined circumstances, Mr. Roberts receives no payments or accelerations under the Agreement. In no event would Mr. Roberts receive benefits under both this Agreement and the Termination Protection Agreement described below under "Change in Control Protections".

                          CHANGE IN CONTROL PROTECTIONS

In addition to the change in control protections contained in the Salary Continuation Plan, the Deferred Compensation Plans, the Executive Deferred Compensation Plan and the

Executive Deferred Stock Plan described above in "Retirement and Deferred Compensation", the Company has implemented the following change in control protections:

Bonus Guarantee Letter Agreements. The Company currently has letter agreements (the "Bonus Guarantee Letter Agreements") with all of the currently serving Executive Officers named in the Executive Compensation table, which provide that, if they are employed by the Company on the date of a "Change in Control" (as defined in the Bonus Guarantee Letter Agreements), then for the fiscal year during which a Change in Control occurs (the "Change in Control Year") they will receive an annual bonus following a Change in Control at least equal to the highest annual bonus paid or payable to them in respect of any of the three full fiscal years ended prior to a Change in Control (i) for the Change in Control Year, provided the Executive Officer remains in the employment of the Company on the last day of the Change in Control Year and (ii) for the fiscal year ended prior to a Change in Control if the amount of their annual bonus for such year has not yet been determined at the time of the Change in Control. The Bonus Guarantee Letter Agreements have an initial term of 24 months, subject to automatic successive one-year extensions unless written notice not to extend is given by the Company at least 90 days prior to any extension. At December 31, 1999, the Company had issued similar bonus guarantee letters to approximately 52 other officers and employees of the Company providing that in the event of a Change in Control each such employee would receive a minimum annual bonus following a Change in Control as provided for in such bonus guarantee letters. Assuming a Change in Control occurred on the date of this Proxy Statement, all of the currently serving named Executive Officers were still employed on that date, and the currently serving named Executive Officers' employment had terminated on that date, it is estimated that the minimum bonuses payable under the Bonus Guarantee Letter Agreements would be approximately $850,000 for Mr. Roberts, $330,000 for Mr. Christopher, $350,000 for Mr. Edmondson, $360,000 for Mr. Hughes and $280,000 for Mr. McClure.

Benefit Protections. Also, the Board has included change in control protections in the Tandy Fund, the Tandy Employees Supplemental Stock Program, Tandy Stock Plan, Post Retirement Death Benefit Plan ("DBP"), 1985 Stock Option Plan, 1993 Incentive Stock Plan, 1997 ISP, 1999 ISP and several other plans. The Tandy Fund provides that for a period of one year following a "Change in Control," as defined in such plan, the plan may not be terminated or amended in any way that would adversely affect the computation or amount of, or entitlement to, the benefits under the plan. The Supplemental Stock Program and Tandy Stock Plan contain similar protections and also provide that in the event of a "Change in Control," as defined in such plans, the Company may not reduce the level of its contributions to the Supplemental Stock Program and Tandy Stock Plan in effect immediately prior to the Change in Control. The Tandy Stock Plan additionally provides that in the event of a Change in Control or a tender offer, other than an issuer tender offer, the Company shall distribute to each participant in the Tandy Stock Plan all Company common stock held by the Company which was credited to the participant's account under the Tandy Stock Plan. The change in control provisions of the 1985 Stock Option Plan, 1993 Incentive Stock Plan, 1997 ISP, 1999 ISP and certain agreements issued under these plans provide that all outstanding options become immediately vested and exercisable in the event of a "Change in Control", as defined in such plans.

Termination Protection Agreements. As of December 31, 1999, the Company has entered into Termination Protection Agreements with all of the currently serving Executive Officers named in the Executive Compensation table and 3 other Executive employees. Each of the Agreements (all of which are substantially similar) have an initial term of two years which is automatically extended for successive one-year periods unless terminated by either party. If the employment of any of the Executives is terminated (with certain exceptions) within 24 months following a "Change in Control", as defined in the Agreements, or in certain other instances in connection with a Change in Control, these Executives will be entitled to receive certain cash payments (amounts equal to two times current annual salary and the amount of the bonus guarantee under the Bonus Guarantee Letter Agreement and an amount equal to the contributions that the Company would have made to the Tandy Stock Plan, Tandy Fund and SUP over a 24-month period assuming the foregoing salary and bonus guarantee were used to calculate the Company's contributions), as well as the continuation of fringe benefits (including life insurance, disability, medical, dental and hospitalization benefits) for a period of up to 24 months. Additionally, all restrictions on any outstanding incentive awards, including restricted stock, will lapse; and such awards will become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Company will be required to purchase for cash, on demand, any shares of unrestricted stock and shares purchased upon the exercise of options at the then per-share fair market value.

The Termination Protection Agreements also provide that the Company shall make an additional "Gross-Up Payment" (as defined in the Agreements) to the Executives covered by these Agreements to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code, on any payment made to any of the Executives arising out of or in connection with the employment of any of the Executives. In addition, the Company will pay all legal fees and related expenses incurred by any of the Executives arising out of employment of any of the Executives or termination of employment under certain circumstances.

Payments Upon A Change In Control. Assuming a Change in Control occurred on the date of this Proxy Statement, all of the currently serving named Executive Officers were still employed on that date, and all of the currently serving named Executive Officers' employment had terminated on that date, the approximate cash payment that would have been made by virtue of all change in control protections implemented by the Company (not including the Gross-Up Payments) to Messrs. Roberts, Christopher, Edmondson, Hughes and McClure would have been approximately $4,285,000; $1,593,540; $1,801,000; $1,735,910; and

$1,513,500, respectively. The amount of the Gross-Up Payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of Company common stock and the extent, if any, that payments or benefits made to the Executives constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code.

Rabbi Trust. In connection with the Benefit Protections described above, Bonus Guarantee Letter Agreements, the Termination Protection Agreements, and several other plans and agreements, the Company is authorized to enter into a Rabbi Trust, which is intended to be a grantor trust under Section 671 of the Internal Revenue Code. The Rabbi Trust may be funded by the Company at any time but is required to be funded upon a "Threatened Change in Control" or upon a "Change in Control" (as such terms are defined in the Rabbi Trust) in an amount sufficient to provide for the payment of all benefits provided under the Benefit Protections described above, the Bonus Guarantee Letter Agreements, Termination Protection Agreements and several other plans and agreements. The Rabbi Trust will also provide funds for litigation on behalf of the participants in such plans to the extent necessary to ensure their rights thereunder. The Rabbi Trust will be a trust of which the trust assets will be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

                                PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on Company common stock against the cumulative total return on the S&P Corporate 500 Stock Index and the S&P Retail Composite Stock Index (assuming $100 was invested on December 31, 1994, in Company common stock and in the stocks comprising the S&P Corporate 500 Stock Index and the S&P Retail Composite Stock Index and also assuming the reinvestment of all dividends). The S&P Retail Composite Stock Index, as well as the S&P Corporate 500 Stock Index, include the Company.

The historical stock price performance of Company common stock shown on the graph below is not necessarily indicative of future price performance.

Any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this graph and this graph shall not otherwise be deemed filed under such Acts. The Company may, however, specifically incorporate this graph by reference in filings under such Acts.

                       FIVE YEAR-CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1994

                                    [GRAPH]

---------------------------------------------------------------------------------------------------------------------
                                            DEC - 94     DEC - 95     DEC - 96      DEC - 97     DEC - 98  DEC - 99
 TANDY CORP.                                 100.00        84.26        90.95        161.52       173.95    417.45
 S&P 500 INDEX                               100.00       137.59       169.18        225.63       290.11    351.16
 S&P RETAIL STORES COMPOSITE INDEX           100.00       111.72       131.87        190.91       308.05    373.47
---------------------------------------------------------------------------------------------------------------------


                 CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

None reportable.

                                     ITEM 2

             APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF
          INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                                  COMMON STOCK

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

The Board of Directors has approved an amendment to the first sentence of Article Fourth of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock the Company is authorized to issue from 250 million shares to 650 million shares. The Company's authorized Preferred Stock of one million shares will remain unchanged. The complete text of the proposed amendment is attached to this Proxy Statement as Exhibit B.

As of February 29, 2000 approximately 186,372,561 of the Company's 250 million currently authorized shares of common stock were issued and outstanding. Of the remaining authorized shares of common stock, approximately 29,067,952 million were reserved for issuance in connection with the Company's benefit plans.

In 1997 and again in 1999 the Company authorized two-for-one stock splits following substantial increases in the market value of the Company's common stock. Should the Board of Directors determine it would be appropriate to authorize another stock split, the current number of authorized shares that are not outstanding or reserved is insufficient to complete another two-for-one stock split. Though there can be no assurance that the Board will declare another stock split or that the market value of Company's common stock would justify a stock split, the Board believes, however, that an increase in the number of shares will provide the Company with the flexibility to effect a stock split, should the market value of the common stock justify it, without the expense of a special stockholder's meeting or waiting until the next annual meeting.

In 1999 the Company acquired AmeriLink Corporation as part of the Company's strategy to be America's "Home Connectivity Store". As part of this strategy, and others, the Company may acquire other businesses for this or for other business reasons. The Company paid for the AmeriLink acquisition with its common stock and may use its common stock to fund other acquisitions. The proposal to increase the number of authorized shares will provide the

Company flexibility in deciding how to pay for acquisitions and other corporate transactions such as an equity offering to raise capital and adoption or renewal of Company benefit plans.

The Board is not proposing the increase in the authorized number of its shares with the intention of using the shares for anti-takeover purposes. It is possible, however, that the additional shares could be used (whether or not in conjunction with the Company's Amended and Restated Shareholders Rights Plan) to discourage an attempt to acquire or to takeover the Company, but the Company has no present intention to do so.

If this proposal is approved all or a portion of the newly authorized shares may be issued without any further stockholder actions and without first offering these shares to the Company's then existing stockholders for purchase. Any issuance of these shares, other than on a pro-rata basis to all stockholders, would reduce each stockholders percentage interest in the Company.

The Company does not have any current plans, agreements or understandings under which any of the additional shares of the common stock to be authorized would be issued.

The Board has unanimously adopted this proposed amendment to the Restated Certificate of Incorporation and directed that the proposed amendment be submitted to the stockholders of the Company for their approval at the annual meeting. If approved by the stockholders, this amendment will become effective upon its filing with the Secretary of State of Delaware.

                                     ITEM 3

             APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF
                INCORPORATION TO CHANGE THE NAME OF THE COMPANY
                            TO RADIOSHACK CORPORATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE IF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO RADIOSHACK CORPORATION PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

The Board of Directors has approved an amendment to Article First of the Company's Restated Certificate of Incorporation to change the name of the Company from Tandy Corporation to RadioShack Corporation The complete text of the proposed amendment is attached to this Proxy Statement as Exhibit C.

In recent years, the Company has concentrated its focus on retailing activities at its RadioShack retail locations. In order to accurately reflect this single focus of the Company and the fact that Tandy Corporation is now RadioShack, the Board of Directors believes it is in the best interest of the Company and its stockholders to change the name of the Company to RadioShack Corporation

This change will enable the Company, and its retailing efforts, to capitalize on the proven and measurable name and brand identity of RadioShack both at the corporate and retail levels. Additionally, the Company will be able to utilize the strength of the RadioShack name across all levels and types of communication including advertising, marketing, financial and corporate. This utilitization, in addition to the universal recognition of the RadioShack name, will also eliminate any confusion between the Tandy corporate name and RadioShack.

The Company's headquarters at Tandy Center, Fort Worth, Texas and related facilities will continue to bear the Tandy name in recognition of the founding heritage of RadioShack.

RadioShack Corporation will be well known in the Company's operating environments as well as engender the confidence that consumers have in RadioShack, its products and services.

                                     ITEM 4

                APPROVAL OF AN AMENDMENT TO THE COMPENSATION PLAN
                             FOR EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPENSATION PLAN FOR EXECUTIVE OFFICERS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

In order to provide the Executive Officers additional incentive to make and implement decisions and aggressively pursue courses of action to increase stockholder value, the Board of Directors has approved an amendment to the Compensation Plan for the Chief Executive Officer and the Executive Officers. The current Compensation Plan was approved by stockholders on May 20, 1999.

The Board of Directors is seeking stockholder approval of this amendment in order that the Company may deduct, under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to the Chief Executive Officer and the four other most highly compensated Executive Officers.

The Committee has approved an amendment to the existing Compensation Plan for the Executive Officers which increases the amount of bonus that may be earned from one times to three times an individual Executive Officer's base salary. The calculation of the components of the bonus will remain the same as under the current Compensation Plan. Additionally, no other provisions of the previously approved Compensation Plan for Executive Officers will be amended.

The amended bonus is designed to increase long-term stockholder value by providing the Executive Officers increased incentive for performance oriented results.

A favorable vote of a majority of the stockholders present at the meeting in person or by proxy is required for approval of the amendment to the Compensation Plan for the Executive Officers. If the amendment is not approved, the Board of Directors intends to reexamine the bonus of the Company's Compensation Plan for the Executive Officers, with a view to developing a bonus component of the plan that maintains the Executive Officers' compensation at competitive levels and provides appropriate incentives. In any event, the Committee will not be constrained necessarily by how much compensation is deductible for federal income tax purposes and as such will not make compensation decisions based solely on the deductibility of compensation.

                             INDEPENDENT ACCOUNTANTS

The Board has selected PricewaterhouseCoopers LLP, which has audited the Company's and its predecessor's books annually since 1899, as independent accountants for 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement and/or respond to appropriate questions.

                       VOTING RIGHTS AND PROXY INFORMATION

Only holders of record of shares of the Company's common stock and the Company's TESOP Stock as of the Annual Meeting Record Date will be entitled to notice of, and to vote at, the Annual Meeting and at any resumption of the Annual Meeting after adjournment or postponement thereof. The holders of shares of Company common stock are entitled to one vote per share (a "Common Stock Vote") on any matter which may properly come before the Annual Meeting. The holders of TESOP Stock are entitled to 87.072 Common Stock Votes per share.

As of the Annual Meeting Record Date the total number of Common Stock Votes represented by the voting securities of the Company entitled to vote were ___________. Specifically, there were __________ shares of Company common stock outstanding, representing __________ Common Stock Votes; and __________ shares of TESOP Stock outstanding, representing __________ Common Stock Votes.

As of the Annual Meeting Record Date a total of __________ shares of TESOP Stock were held in the Tandy Fund. Each participant in the Tandy Fund is entitled to direct the Tandy Fund Trustee with respect to the voting of the TESOP Stock allocated to his or her account. If a participant does not direct the Tandy Fund Trustee with respect to the voting of the TESOP Stock, the Trustee will vote such securities in the same proportion as other participants who have directed the Trustee with respect to allocated shares. The Trustee will also vote all unallocated TESOP Stock held by the Tandy Fund in such proportion.

The presence, either in person or by properly executed proxy, of the holders of a majority of the Common Stock Votes as of the Annual Meeting Record Date is necessary to constitute a quorum at the Annual Meeting. Shares held by holders who are either present in person or represented by proxy who abstain will be treated as present for quorum purposes on all matters. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Company common stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

The affirmative vote of a plurality of the Common Stock Votes entitled to vote and represented in person or by properly executed proxy at the Annual Meeting is required to approve the election of each of the Company's nominees for election as a director. With respect to the election of directors, shares that abstain will be included in the vote total as withholds (i.e., votes against the Company's nominees for election).

The affirmative vote of a majority of the Common Stock Votes entitled to vote and represented in person or by properly executed proxy at the Annual Meeting is required to approve all matters other than the election of directors.

All voting securities that are represented at the Annual Meeting by properly executed proxies received by the Corporate Secretary prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board's nominees for election as directors of the Company, FOR the approval of an Amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock, FOR the approval of an amendment to the Restated Certificate of Incorporation to change the name of the Company to RadioShack Corporation and FOR the approval of an amendment to the Compensation Plan for Executive Officers.

Any proxy given under this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same voting securities and delivering it to the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting, filing a written revocation of proxy and voting in person (attendance at the Annual Meeting and voting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy or subsequent proxies should be received by mail or other method of delivery or hand delivered to Tandy Corporation, Attention:
Ms. Carolyn Hoopes, Assistant Corporate Secretary, 100 Throckmorton Street, Suite 1700, Fort Worth, Texas 76102-2818.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company common stock, Restricted Company common stock and TESOP Stock, and will reimburse them for their expenses in so doing. In addition, the Company may engage D.F. King & Co., Inc., for a fee anticipated not to exceed $9,000 plus out-of-pocket expenses, to provide proxy services. Certain directors, officers and other employees of the Company may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, facsimile or other electronic means.

                      STOCKHOLDER PROPOSALS AND NOMINATIONS
                    FOR DIRECTORS FOR THE 2001 ANNUAL MEETING

In order for proposals of stockholders to be considered for inclusion in the proxy statement for the 2001 Annual Meeting of Stockholders of the Company, which is now scheduled to be held on May 17, 2001, such proposals must be received by the Corporate Secretary of the Company by November 30, 2000. With respect to stockholder proposals for the 2001 Annual Meeting that are not to be included in the Proxy Statement, these proposals must be received by the Corporate Secretary not less than 60 nor more than 90 days before the date of the preceding year's annual meeting, or by March 19, 2001, but no sooner than February 17, 2001.

Stockholders who wish to nominate persons for election as directors at the 2001 Annual Meeting, which is now scheduled to be held on May 17, 2001, must give notice of their intention to make a nomination in writing to the Corporate Secretary of the Company on or before February 17, 2001. Each notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;
(b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as director of the Company if so elected.

                                  ANNUAL REPORT

A copy of the Company's Annual Report for the year ended December 31, 1999, is being mailed to stockholders with this Proxy Statement. Stockholders who do not receive a copy of such Annual Report may obtain a copy without charge by writing or calling Shareholder Services, Tandy Corporation, 100 Throckmorton Street, Suite 1700, Fort Worth, Texas 76102-2818, telephone number (817)415-3022.

                                  OTHER MATTERS

As of the date of this Proxy Statement, management of the Company has no knowledge of any other business to be presented to the meeting. If other business is properly brought before the meeting, the persons named in the Proxy will vote according to their discretion.

                                                               TANDY CORPORATION
March 30, 2000                                                 Fort Worth, Texas

                                                                       Exhibit A


                                TANDY CORPORATION
                     AUDIT AND COMPLIANCE COMMITTEE CHARTER

I.       Purpose

         The Audit and Compliance Committee ("the Committee") will assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company's internal control systems, audit functions, financial reporting processes, and methods of monitoring compliance with regulatory matters and compliance with the Company's Legal and Ethical Conduct of Business Policies.

II.      Composition and Organization of Committee

         A. Size of Committee

            The Committee shall consist of at least three directors, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company ("Independent").

         B. Member Qualifications

            1. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee; and

            2. At least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

         C. Appointment to Committee

            The Board will make the Committee appointments at the organizational meeting following each Annual Meeting of Stockholders.

         D. Term

            Members will be appointed by the Board for a one-year term or until a successor is appointed and qualified. It is anticipated that members will be re-appointed to the Committee and will rotate to another committee every three to four years so that members may gain experience and provide continuity of service.

         E. Committee Chair

            The Committee Chair will be a board member appointed by the Board. If the Committee Chair is absent from a meeting, another member of the Committee will act as Chair.

         F. Director Independence

            1. In addition to the definition of Independent provided above in
               II.A., the following shall apply to every Committee member:

               a) Employees:

                  A director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, a director may serve on the Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

               b) Business Relationship:

                  A director (1) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, or (2) who has a direct business relationship with the Company (e.g., a consultant) may serve on the Committee only if the Board of Directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director under this paragraph, the Board of Directors should consider, among other things, the materiality of the relationship to the Company, to the director, and, if applicable, to the organization with which the director is affiliated.

                  "Business relationships" may include commercial, industrial banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the Committee without the above-referenced Board of Directors' determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (3) the direct business relationship between the director and the Company.

               c) Cross Compensation Committee Link

                  A director who is employed as an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee may not serve on the Committee.

               d) Immediate Family

                  A director who is an Immediate Family member (as defined under the current rules of the NYSE) of an individual who is an executive officer of the Company or any of its affiliates cannot serve on the Committee until three years following the termination of such employment relationship.

               e) Notwithstanding the requirements in the paragraphs above, one director who is no longer an employee or who is an Immediate Family member of a former executive officer of the Company or its affiliates, but is not considered independent pursuant to these provisions due to the three year restriction period, may be appointed, under exceptional and limited circumstances, to the Committee if the Company's Board of Directors determines in its business judgment that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Company discloses in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for the determination.

         G. Annual Review of Charter

            Not less than annually, the Committee shall review this Charter and recommend to the Board any changes it deems advisable. At any time, the Board of Directors acting on its initiative, or on recommendation of another Board committee, may amend this Charter. Only the full Board of Directors may amend this Committee's Charter.

III. Retention of Special Legal, Accounting and other Consultants

         A. General

            The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee, including but not limited to, in connection with any special investigations deemed necessary by the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV. Review of Company's Internal Control Systems

            The responsibilities of the Committee related to review of the Company's internal control systems include the following:

         A. Evaluate whether management is setting the appropriate tone at the top by communicating the importance of strong internal controls;

         B. Obtain an understanding of internal controls and the significant risk areas for the Company through discussions with management, the outside auditors and internal audit; and

         C. Periodically review the adequacy of internal controls that could significantly affect the Company's financial statements through discussions with management, the outside auditors and internal audit.

V. Review of Financial Reporting Process

         A. General

            Review significant accounting and reporting issues, including recent professional and regulatory announcements, and the impact on the financial statements.

         B. Annual Financial Statements

            The Committee shall perform the following:

            1. Review and obtain an understanding of the scope and timing of the annual audit as well as the results of the audit work performed by the outside auditors.

            2. Discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented;

            3. Prior to filing, review and discuss with management the Company's audited financial statements and Management's Discussion and Analysis (MDA) to be included in Form 10-K; and

            4. Based upon the Committee's review and discussion of the audited financial statements with management and the outside auditors, recommend to the Board of Directors whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

         C. Interim Financial Statements

            The Committee or, at the option of the Committee, the Chair of the Committee shall perform the following:

            1. Obtain an understanding of the extent to which the outside auditors review quarterly financial information;

            2. Discuss with the outside auditors those matters required to be discussed by the Statement on Auditing Standards No. 61, as may be modified or supplemented; and

            3. Review and discuss with management the quarterly financial statements prior to filing on Form 10-Q.

VI. Relationship with Outside Auditors

         A. Outside Auditor Accountability

            The outside auditor for the Company is ultimately accountable to the Board of Directors and the Audit and Compliance Committee of the Company.

         B. Authority of Committee

            The Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor.

         C. Outside Auditor's Independence

            The Committee shall perform the following:

            1. Obtain from the outside auditors on an annual basis, the written disclosures required under Independence Standards Board Standard No. 1 regarding any relationships between the auditors and the Company or any other relationships that reasonably may be thought to bear on the auditors' independence;

            2. Discuss with the outside auditor the auditor's independence; and

            3. Recommend to the Board of Directors appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence.

VII. Relationship with Internal Audit

         The Committee's relationship with the Internal Audit function follows:

         A. Review the annual plan, activities and organizational structure of the internal audit function;

         B. Review the results of the audits performed by the internal audit group;

         C. Review the qualification of the internal audit function and concur in the appointment, replacement, reassignment, or dismissal of the director of internal audit; and

         D. Review the effectiveness of the internal audit function.

VIII. Monitoring Compliance with Laws and Regulations and Risk Management Policies and Procedures

         The Committee shall monitor compliance with laws and regulations and the risk management process by performing the following:

         A. Obtain an understanding of and periodically review the Company's policies and procedures designed to promote compliance with applicable laws and regulations as well as the Company's Legal and Ethical Conduct of Business Policies through discussions with management, general counsel and the internal auditor;

         B. Periodically review with management, major litigation and risk management policies and procedures, including insurance coverages; and

         C. Obtain annual updates from management, general counsel or the internal auditor regarding compliance.

IX. Meetings

         A. Frequency

            In conjunction with the Chairman of the Board and the Chief Executive Officer, the Committee will determine the frequency, location and time requirements for regularly scheduled Committee meetings. Any Committee member will have the right to call a special meeting of the Committee.

         B. Notice

            At least 12 hours advance notice by phone or in writing will be given to Committee members.

         C. Schedule of Meetings

            Insofar as possible, Committee meetings will be scheduled in conjunction with meetings of the full Board.

         D. Agenda

            The Committee Chair, in consultation with Committee members, appropriate members of Executive Management and key Committee advisors, will develop an advance agenda for all Committee meetings.

         E. Non-Committee Member Attendees

            The Chairman of the Board, the Chief Executive Officer, Chief Financial Officer and the Corporate Secretary may be invited from time to time to meetings to offer information, expertise and advice as requested by the Committee. The Committee may also request other members of management, internal auditors and outside auditors to participate in Committee meetings, as necessary. Attendance may be by telephone as provided in the by-laws of the Company.

         F. Quorum

            A majority of Committee members shall constitute a quorum.

         G. Materials

            Written materials, including key performance indicators and measures related to key business and financial risks, shall be received from management, auditors and others sufficiently in advance of the meeting to permit meaningful review by Committee members.

         H. Minutes

            Minutes of each Committee meeting will be recorded. The keeping of minutes will be performed by the Corporate Secretary or by a member of the Committee.

         I. Report to the Board of Directors

            The Committee Chair shall report on the Committee meeting at the Board meeting following the Committee meeting.

                                                                       Exhibit B

                   PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                                TANDY CORPORATION

                      INCREASE IN AUTHORIZED CAPITAL STOCK

Article FOURTH of the Restated Certificate of Incorporation is proposed to be amended by revising the first sentence of Article FOURTH to read in its entirety as follows:

         "FOURTH: The total number of shares which the Corporation shall have authority to issue is six hundred fifty-one million (651,000,000) of which one million (1,000,000) shares without par value shall be Preferred Stock and six hundred fifty million (650,000,000) shares of the par value of one dollar ($1.00) per share shall be Common Stock."

                                                                       Exhibit C

                   PROPOSED AMENDMENT TO ARTICLE FIRST OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                                TANDY CORPORATION

                             CHANGE OF COMPANY NAME

Article FIRST of the Restated Certificate of Incorporation is proposed to be amended to read in its entirety as follows:

        "FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is RadioShack Corporation."

                               THIS IS YOUR PROXY
                             YOUR VOTE IS IMPORTANT

Tandy Corporation's 2000 Annual Meeting of Stockholders will be held at the Renaissance Worthington Hotel, 200 West Second Street, Fort Worth, Texas 76102, on Thursday, May 18, 2000, at 10:00 a.m. To ensure that your shares are voted at the meeting, please complete the proxy card, detach at the perforation and return to the tabulating agent in the enclosed envelope.




                         *** Preliminary Proxy Card ***

                                   DETACH HERE



                                TANDY CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING ON MAY 18, 2000


The undersigned hereby appoints Leonard H. Roberts, Ronald E. Elmquist, Jack L. Messman, and William E. Tucker, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of the Company held by the undersigned at the Annual Meeting of Stockholders of Tandy Corporation at Fort Worth, Texas on May 18, 2000, or any resumption of the Annual Meeting after any adjournment thereof, as indicated on this proxy, and in their discretion on any other matters which may properly come before the meeting. If no directions are given, this Proxy will be voted "FOR" Items 1, 2, 3 and 4.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE - NO BOXES NEED TO BE CHECKED.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Tandy Corporation
100 Throckmorton Street, Suite 1800
Post Office Box  17180
Fort Worth, Texas  76102-0180

                         *** Preliminary Proxy Card ***



                                   DETACH HERE
[X]      Please mark
         your vote as
         in this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

1.  Election of Directors
NOMINEES:  Frank J. Belatti, Ronald E. Elmquist, Robert J.      2. To approve an amendment to the Restated Certificate of
Kamerschen, Lewis F. Kornfeld, Jr., Jack L. Messman, William       Incorporation to increase the number of authorized shares of
G. Morton, Jr., Thomas G. Plaskett, Leonard H. Roberts,            common stock.
Alfred J. Stein, William E. Tucker, Edwina D. Woodbury.
                                                                         FOR  (   )          AGAINST  (   )          ABSTAIN  (   )

                                                                3. To approve an amendment to the Restated Certificate of
                                                                   Incorporation to change the name of the Company to RadioShack
                                                                   Corporation.
                       FOR                           WITHHELD
           (   )       ALL          (   )            FROM ALL            FOR  (   )          AGAINST  (   )          ABSTAIN  (   )
                     NOMINEES                        NOMINEES
                                                                4. To approve an amendment to the Executive Officers Compensation
                                                                   Plan.

                                                                         FOR  (   )          AGAINST  (   )           ABSTAIN  (   )

-----------------------------------------------------------------------------------------------------------------------------
For all  nominees except those written on line above


                                                                                                                 MARK HERE
                                                                                                               FOR ADDRESS     ( )
                                                                                                                CHANGE AND
                                                                                                              NOTE AT LEFT


                                                                           Please Sign Exactly as Your Name Appears on This
                                                                           Proxy, Date and Promptly Return This Proxy in the
                                                                           Enclosed Envelope.

Signature:                                     Date:              Signature:                                  Date:
           ---------------------------------         -----------             ---------------------------------      -----------